CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-43321 on Form N-1A of our reports dated December 20, 2022, relating to the financial statements and financial highlights of Emerging Markets Debt Fund, Global Bond Fund, and International Bond Fund, each a series of American Century International Bond Funds, appearing in the Annual Reports on Form N-CSR of American Century International Bond Funds for the year ended October 31, 2022, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
February 27, 2023